INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Energy Quest Inc., on Form S-8, of our report dated March 24, 2008 for the financial statements of Energy Quest Inc. as of December 31, 2007, and for the year then ended. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas

April 8, 2008